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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            -----------------------
                                 SCHEDULE TO/A
                                 (RULE 14D-100)
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)
                            -----------------------
                                  GENER S.A.
                      (Name of Subject Company (Issuer))
                            -----------------------
                              THE AES CORPORATION
                         MERCURY CAYMAN CO. III, LTD.
                      (Name of Filing Persons (Offerors))
                            -----------------------
            AMERICAN DEPOSITARY SHARES (EACH REPRESENTING 68 SHARES
                        OF COMMON STOCK, NO PAR VALUE)
                        (Title of Class of Securities)
                            -----------------------
                                   368731105
                     (CUSIP Number of Class of Securities)
                           -----------------------
                                BARRY J. SHARP
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              THE AES CORPORATION
                            1001 NORTH 19TH STREET
                           ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315


                 (Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications on Behalf of Filing Persons)
                            -----------------------
                                   Copy to:
                            Michael E. Gizang, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                           Telephone: (212) 735-3000

                            -----------------------
                           CALCULATION OF FILING FEE


  TRANSACTION VALUATION*                                  AMOUNT OF FILING FEE**
      $181,634,952.00                                           $36,327.00

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*     Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based upon (a) $12.25, the average of the high and low price per Gener American Depositary Share on November 2, 2000, as reported on the New York Stock Exchange Composite Transaction Tape, multiplied by (b) 14,827,343, representing the aggregate number of Gener American Depositary Shares outstanding on September 30, 2000.

**    One-fiftieth of 1% of the value of the transaction.

[X] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: $36,327.00
    Form or Registration No.: Registration Statement on Form S-4
    Filing Party: The AES Corporation
    Date Filed: November 9, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.

[ ] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer:
    [ ]

     This Amendment No. 4 amends and supplements the Tender Offer Statement on Schedule TO initially filed on November 9, 2000 (the "Schedule TO") by Mercury Cayman Co. III, Ltd., a limited company organized under the laws of the Cayman Islands (the "Purchaser") and a wholly owned subsidiary of The AES Corporation, a Delaware corporation ("AES"), relating to the offer by the Purchaser to exchange each issued and outstanding American Depositary Share (each, an "ADS" and collectively, "ADSs") of Gener S.A. ("Gener"), each representing 68 shares of Gener common stock, no par value (the "Shares"), for a fraction of a share of common stock, par value $ 0.01 per share, of AES (the "AES Shares"), on the terms and subject to the conditions described in the Prospectus (as defined below), and the related ADS Letter of Transmittal (collectively referred to as the "Offer").

     On December 7, 2000, AES filed Amendment No. 1 to its registration statement on Form S-4 with the Securities and Exchange Commission relating to the AES Shares to be issued to holders of Gener ADSs in the Offer (the "Registration Statement"). The terms and conditions of the Offer are set forth in the preliminary prospectus dated December 7, 2000, which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are annexed to the Schedule TO as Exhibits (a)(13) and
(a)(2), respectively.

     All of the information in the Prospectus and the related ADS Letter of Transmittal, and any prospectus supplement or other supplement or amendment thereto related to the Offer hereafter filed with the Securities and Exchange Commission by AES, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.


ITEM 12. EXHIBITS.

     Item 12 is hereby amended and supplemented to add the following exhibit:



  (a)(12)         Press release dated December 7, 2000.
  (a)(13) Preliminary Prospectus, dated December 7, 2000, relating to AES Shares to be issued in the Offer (incorporated by reference from Amendment No. 1 to AES's Registration Statement on Form S-4 filed on December 7, 2000).
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.





                                        MERCURY CAYMAN CO. III, LTD.




                                       By: /s/ Naveed Ismail
                                           ------------------------------------
                                           Name: Naveed Ismail
                                           Title: President
                                           Dated: December 7, 2000





                                       THE AES CORPORATION




                                       By: /s/ Paul T. Hanrahan
                                           ------------------------------------
                                           Name: Paul T. Hanrahan
                                           Title: Senior Vice President
                                           Dated: December 7, 2000

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                                 EXHIBIT INDEX




 EXHIBIT
NUMBER                                                  EXHIBIT NAME
---------------   ---------------------------------------------------------------------------------------
  (a)(1)          Prospectus relating to AES Shares to be issued in the U.S. Offer (incorporated by reference from The AES Corporation Registration Statement on Form S-4 filed on
                  November 9, 2000).*
  (a)(2)          Form of ADS Letter of Transmittal (incorporated by reference to Exhibit 99.1 to The
                  AES Corporation Registration Statement on Form S-4 filed on November 9, 2000).*
  (a)(3)          Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to
                  The AES Corporation Registration Statement on Form S-4 filed on November 9, 2000).*
  (a)(4)          Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                  Nominees (incorporated by reference to Exhibit 99.3 to The AES Corporation
                  Registration Statement on Form S-4 filed on November 9, 2000).*
  (a)(5)          Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust
                  Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to The AES
                  Corporation Registration Statement on Form S-4 filed on November 9, 2000).*
  (a)(6)          Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
                  (incorporated by reference to Exhibit 99.5 to The AES Corporation Registration
                  Statement on Form S-4 filed on November 9, 2000).*
  (a)(7)          Summary Advertisement scheduled for publication in The Wall Street Journal on
                  November 13, 2000 (incorporated by reference to Exhibit 99.6 to The AES Corporation
                  Registration Statement on Form S-4 filed on November 9, 2000).*
  (a)(8)          Press Release issued by AES on November 3, 2000 (incorporated by reference to Exhibit
                  99.7 to The AES Corporation Registration Statement on Form S-4 filed on November 9,
                  2000).*
    (b)           None.
    (d)           Letter Agreement between AES and Compania de Petroleos de Chile S.A., dated
                  November 3, 2000.*
    (g)           None.
    (h)           None.
  (a)(9)          Press release dated November 22, 2000.*
  (a)(10)         Press release dated November 28, 2000.*
  (a)(11)         Agreement, dated as of November 28, 2000, between AES, TotalFinaElf, and Total Gas and Power Ventures.*
  (a)(12)         Press release dated December 7, 2000.
  (a)(13)         Preliminary Prospectus, dated December 7, 2000, relating to AES Shares to be issued in the Offer (incorporated by reference from Amendment No. 1 to AES's Registration
                  Statement on Form S-4 filed on December 7, 2000).

* Previously filed.

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